SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, May 23, 2012

10:00 a.m.

TO OUR STOCKHOLDERS:

The 2012 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Wednesday, May 23, 2012, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131. At this year’s Annual Meeting, the agenda includes the following items:

1.	The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2012;

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers; and

4.	To consider such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Only stockholders who owned shares of our common stock at the close of business on March 28, 2012 are entitled to attend and vote at the Annual Meeting and any postponements or adjournments of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ALIGN’S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012

This proxy statement and Align’s annual report on Form 10-K for the year ended December 31, 2011 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2012 Annual Meeting/Proxy Material”.

ALIGN TECHNOLOGY, INC.

Roger E. George

Vice President, Corporate and Legal Affairs, General

Counsel and Corporate Secretary

April 18, 2012

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement, please vote via the Internet, by telephone or by mailing a proxy card as soon as possible to ensure that your vote is recorded.

-i-

ALIGN TECHNOLOGY, INC.

2560 Orchard Parkway

San Jose, California 95131

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	Our Board of Directors (the “Board”) is providing these materials to you in connection with the solicitation of proxies for use at Align’s 2012 Annual Meeting of stockholders, which will take place on Wednesday, May 23, 2012 at 10:00 a.m. local time, at our corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:	This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align’s 2011 Annual Report on Form 10-K, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about May 1, 2012 to all of our stockholders as of the record date, which was set by our Board as March 28, 2012. This proxy statement and Align’s annual report to stockholders for the fiscal year ended December 31, 2011 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2012 Annual Meeting/Proxy Materials.”

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals that will be presented at the Annual Meeting and our Board’s voting recommendations are set forth in the table below:

Proposal	Board’s Voting Recommendation

Proposal 1—The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.	For all nominees

Proposal 2—The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for the fiscal year ending December 31, 2012.	For

Proposal 3—Advisory vote to approve the compensation of our named executive officers.	For

We will also consider any other businesss that properly comes before the Annual Meeting. As of April 18, 2012, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy cards will vote the shares they represent using their best judgment.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:	Who can vote at the Annual Meeting?

A:	If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 28, 2012, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 79,796,156 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What are the voting rights of the holders of Align common stock?

A:	Each share of Align common stock you own as of the record date entitles you to one vote on each matter considered at the Annual Meeting.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:	Most of our shareholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If on March 28, 2012, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: If on March 28, 2012, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the shareholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the shareholder of record, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:	Voting by Mail. Stockholders of record may submit a proxy by completing, signing, dating and returning the enclosed proxy card. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded. By submitting a proxy card, you are authorizing our President and Chief Executive Officer and our Vice President, Finance and Chief Financial Officer, who are named on the proxy card as “proxies and attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate.

Voting via the Internet. Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 8:59 p.m. Pacific Time, on May 22, 2012. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank.

Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 8:59 p.m. Pacific Time, on May 22, 2012. If you are a beneficial owner, please follow the voting instructions provided to you by your broker or other nominee with respect to telephone voting.

Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If you are the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares.

Q:	What if I don’t give specific voting instructions?

A:	If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals but may not vote on non-routine proposals. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

Q:	What ballot measures are considered “routine” or “non-routine”?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for fiscal 2012 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

The election of directors (Proposal 1), and the advisory vote to approve the compensation of our named executive officers (Proposal 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may either:

•	Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting;

•	Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting;

•	provide written notice of the revocation to:

Corporate Secretary

Align Technology, Inc.

2560 Orchard Parkway

San Jose, California

95131

prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What vote is required to approve each item?

A:	The vote required and the way the vote is calculated for the proposals is as follows:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Proposal 1—Election of Directors	The Eight Director Nominees Receiving the Highest Number of Votes, Present in Person or Represented by Proxy	NO

Proposal 2—Ratification of Appointment of PwC as the Company’s Independent Registered Public Accounting Firm For Fiscal 2012	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3—Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Q:	What constitutes a quorum?

A:	A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 79,796,156 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 39,898,078 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We have retained Alliance Advisors, LLC for an estimated fee of $4,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Q:	Who will count the vote?

A:	We expect a representative from Computershare Limited will tabulate the proxies and act as inspector of the election.

Q:	What if multiple stockholders share the same address?

A:	To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	What is the company’s website address?

A.	Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc, 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 29, 2012.

Q:	Is there any information that I should know regarding future annual meetings?

A:	Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2013, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 20, 2012. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 22, 2013 nor earlier than January 24, 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board is elected each year at the annual meeting of stockholders. Align currently has eight directors. Upon the recommendation of the Nominating and Governance Committee of our Board, each of the current directors has been nominated by our Board for election at the Annual Meeting and has decided to stand for election and has consented to serve if elected.

Provided that there is a quorum at the Annual Meeting, the eight nominees receiving the highest number of “For” votes of the shares present in person or represented and entitled to vote at the Annual Meeting will be elected as directors. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director. Each director to be elected at the Annual Meeting will serve until our next annual meeting of stockholders and until his or her successor is elected and qualified or, if earlier, the director’s resignation or removal.

You may either vote “For” or “Withhold” your vote for any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.

OUR BOARD RECOMMENDS THAT YOU

VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

David E. Collins Age: 77 Director since 2003 Board committees: Audit and Compensation	Mr. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as president of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company’s senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the legal department at Johnson & Johnson, including corporate secretary and general counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories, with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson executive management committee. Mr. Collins also served on the board of directors of Johnson & Johnson and left in 1988 as vice chairman of that board.

For the following reasons, the Board concluded that Mr. Collins should serve as a director of Align. Mr. Collins has more than 30 years of business experience in the health care and consumer health products industry. Mr. Collins has demonstrated success in his business and leadership skills, serving as President of Schering-Plough’s HealthCare Products division and McNeil Laboratories and on the executive management committee at Johnson & Johnson. With this prior experience, Mr. Collins has considerable knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Collins’ experience as a board member of Johnson & Johnson gives him insight and perspective into how other boards function and enables him to be an effective Board member. Mr. Collins’ strong legal background, including teaching courses on ethics and governance, makes him well-suited for our Compensation Committee. In addition, his finance and investment experience make him well-suited for our Audit Committee.

Joseph Lacob Age: 56 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology

Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. In 2011, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the Managing Partner and CEO of the Warriors. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He serves on the board of directors Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. He was previously on the board of directors of eHealth Inc. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

For the following reasons, the Board concluded that Mr. Lacob should serve as a director of Align. Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB’s medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align. Mr. Lacob currently serves on the board of directors of another publicly traded company, which gives him insight and perspective into current best practices at the Board level and enables him to be an effective Board member.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 63 Director since 2004 Board committees: Nominating and Governance

Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as chairman of the Board. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously chairman and chief executive officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as president and chief executive officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. He previously served on the board of directors of Davita Inc., and Hangar Orthopedic Inc. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

For the following reasons, the Board concluded that Mr. Larkin should serve as a director of Align. Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a member of the board of directors of various public companies provides Mr. Larkin a deep understanding of the role of the board of directors and positions him well to serve as our Chairman.

George J. Morrow Age: 60 Director since 2006 Board committees: Compensation (Chair)

Mr. Morrow has served as a director of Align since February 2006. Since February 2011, Mr. Morrow has served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the executive vice president, global commercial operations at Amgen Inc., where he also served as executive vice president of worldwide sales and marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including president and chief executive officer of Glaxo Wellcome Inc. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

For the following reasons, the Board concluded that Mr. Morrow should serve as a director of Align. As a former executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow’s leadership skills and experience make him knowledgeable of the complex issues facing global companies today and give him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman.

Dr. David C. Nagel Age: 66 Director since 2009 Board committees: Compensation and Technology (Chair)

Dr. David C. Nagel has served as a director of Align since July 2009. Dr. Nagel was president and CEO of PalmSource from 2001 to 2005, now known as ACCESS Systems Americas, Inc., a subsidiary of ACCESS which develops the Palm OS PDA operating system. Dr. Nagel also served as a member of the Palm board of directors. Prior to joining Palm, Dr. Nagel was the chief technology officer at AT&T and president of AT&T Labs from 1996 to 2001. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA’s Ames Research Center. He serves on the board of directors of Tessera Technologies, Inc., a semiconductor packaging technology developer, and on the board of directors of Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel also serves on the board of directors of Vonage Holdings Corp., a leading provider of high-quality voice and messaging services over broadband networks and Openwave Systems Inc., an independent provider of software solutions for the communications and media industries. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from UCLA.

For the following reasons, the Board concluded that Dr. Nagel should serve as a director of Align. Dr. Nagel has considerable business experience in the technology industry serving as president and chief executive officer of PalmSource and chief technology officer at AT&T. Dr. Nagel’s drive for innovation, evidenced during his tenure at PalmSource, AT&T and Apple, enhances the knowledge of our Board and provides useful insights to management in connection with our focus on technology innovation. Dr. Nagel’s experience as a member of the board of directors of various public companies, including as member or chairman of their Compensation Committees, gives him insight and perspective into current best practices at the Board and Compensation Committee level and enables him to be an effective contributing member.

Thomas M. Prescott Age: 56 Director since 2002 No Board committees

Mr. Prescott has served as our President and Chief Executive Officer and a member of the Board since March 2002. Prior to joining Align, Mr. Prescott was president and chief executive officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

For the following reasons, the Board concluded that Mr. Prescott should serve as a director of Align. As CEO, Mr. Prescott is the only officer to sit on our Board. With over 10 years of experience at our company, he has deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the board of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board.

Greg J. Santora Age: 60 Director since 2003 Board committees: Audit (Chair)

Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including senior finance director of Apple Americas and senior director of internal consulting and audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He served on the board of directors of Taleo Corporation, a provider of on-demand talent management solutions until its acquisition by Oracle Corporation on April 5, 2012. He previously served on the board of directors of Digital Insight Corporation. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

For the following reasons, the Board concluded that Mr. Santora should serve as a director of Align. Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as chief financial officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora very recently served on the board of directors and audit committee of another publicly traded company, which gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Warren S. Thaler Age: 49 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology

Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

For the following reasons, the Board concluded that Mr. Thaler should serve as a director of Align. Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this annual meeting.

Majority Voting for Election of Directors. The Board believes that a majority voting standard enhances Align’s corporate governance and would be a benefit to Align’s stockholders. Accordingly, on February 28, 2012, the Board adopted an amendment to Align’s bylaws that implements the majority voting standard for all elections beginning with the elections held as part of the 2013 Annual Meeting. For additional information on the bylaw amendment and the majority voting standard that was adopted by Align on February 28, 2012, please refer to the Form 8-K that was filed with the SEC on February 29, 2012.

Corporate Governance Guidelines—Our Board has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.

Board Committee Charters—During the year, our Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at http://investor.aligntech.com.

Code of Ethics—Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Ethics from Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the Securities and Exchange Commission or the NASDAQ Stock Market LLC.

Stock Ownership Guidelines.

•

Director Stock Ownership Guidelines. The guidelines provide that each director should own shares of Align’s common stock equal in market value to three times the cash portion of the Board’s annual retainer. The guideline for the Chairman of the Board is equal to the amount calculated for each of the other non-executive members of the Board. By way of example, assuming the cash portion of the Board’s annual retainer is $40,000, the target ownership level for a director, including the Chairman, would be $120,000. Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. All directors are in compliance with the policy.

•

Executive Officer Stock Ownership Guidelines. The target ownership guideline set for each executive is based on that person’s relative level of seniority and responsibility. For Mr. Prescott, the ratio is 1.5 times his annual base salary. For Mr. Arola, the ratio is 0.75 times his annual base salary. For each other executive officer, the ratio is 0.5 times such officer’s annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company’s stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. In addition, in March 2012, the Compensation Committee of the Board of Directors determined to increase Mr. Prescott’s ratio from 1.5 times his annual base salary to 3 times his annual base salary. Currently, each executive officer is in compliance with the stock ownership guidelines.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.

The term “ownership” does not include unvested options to purchase common stock.

Director Independence

In accordance with the Nasdaq listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Dr. David C. Nagel, Greg J. Santora and Warren S. Thaler are “independent directors.”

Board Role and Structure

Board Member	Board	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
David E. Collins	✓	✓	✓
Joseph Lacob	✓			Chair	✓
C. Raymond Larkin Jr.	Chair			✓
George J. Morrow	✓		Chair
Dr. David C. Nagel	✓		✓		Chair
Greg J. Santora	✓	Chair
Warren S. Thaler	✓	✓		✓	✓
Number of Meetings held in 2011	9	11	10	2	2

Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.

Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of the Company. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The independent directors met in such sessions four times in 2011.

Meetings of the Board. For the period of his Board service in 2011, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he serves.

Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.

The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.

A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”

Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual stockholder meeting. Last year, three directors, including our Chairman, attended our annual meeting of stockholders.

The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.

The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. Specifically, the Compensation Committee reviewed the following design features of our compensation programs that guard against excessive risk-taking:

•

our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•

we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, (B) encourage success without encouraging excessive risk taking to achieve short-term results, and therefore do not encourage unnecessary or excessive risk-taking;

•

the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•

the performance goals under our annual cash incentive plan include the achievement of non-financial, key strategic objectives that put an emphasis on the achievement of results intended to build value over the longer-term;

•

under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	each performance goal under our annual cash incentive plan has a maximum cap on achievement;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incent performance over a variety of time periods with respect to several balanced goals:

•

stock options become exercisable over a four year period and remain exercisable for up to ten years (seven years for options issued after February 2010) from the date of grant, encouraging employees to look to long-term appreciation in equity values;

•	RSUs retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•	recently introduced performance-based market stock units, or MSUs, measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership guidelines.

Committees

Audit Committee. The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; to oversee and review our risk management policies; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the Nasdaq listing standards and the rules and regulations of the SEC. Our Board has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for 2011 is included in this proxy statement.

Compensation Committee. The primary goal of the Compensation Committee is to ensure that the Company’s compensation programs successfully align the interest of employees, including executive officers, with those of the Company’s stockholders. In carrying out this objective, the Compensation Committee is responsible for reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the Nasdaq listing standards. The report of the Compensation Committee for 2011 is included in this proxy statement.

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee of the Board was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align’s Board or Compensation Committee.

Nominating and Governance Committee. The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board as well as evaluate the composition, organization and governance of the Board and its committees and develop and recommend corporate governance principles and policies applicable to Align.

Technology Committee. The Technology Committee is expected to review Align’s technology and development activities and oversee and advise the Board on matters of innovation and technology.

Stockholder Communications with Board

Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine whether any response is necessary or warranted.

Director Compensation

Cash Compensation. Our standard cash compensation plan for non-employee directors is as follows:

Description	Current Fee
Annual retainer for Chairman of the Board (1)	$210,000

Monthly retainer for membership on the Board (excluding the Chairman of the Board)	$3,000

Additional monthly retainer for Chair of Audit and Compensation Committees	$1,500

Additional monthly retainer for Chair of Technology Committee	$833

Additional monthly retainer for Chair of Nominating and Governance Committee	$500

Each face to face meeting of the Board	$1,500

Each telephonic meeting of the Board	$750

Each face to face Committee meeting	$1,000

Each telephonic Committee meeting	$500

(1)	The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.

Equity Compensation.

Automatic Grant Program. Under the Automatic Grant Program of our 2005 Incentive Plan, each non-employee director who has served as a director for at least six months receives an automatic option grant for 10,000 shares of common stock plus an award of 3,000 restricted stock units on the date of each annual meeting of stockholders during his period of continued service on the Board. The shares vest upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date.

In 2011, pursuant to our Automatic Grant Program, each of Messrs. Collins, Lacob, Morrow, Nagel, Santora and Thaler received an option to purchase 10,000 shares of common stock having an exercise price of $24.21 per share and 3,000 restricted stock units. Assuming the continued service of the director, each of these equity awards will vest 100% on May 19, 2012.

Discretionary Grants. In connection with Mr. Larkin’s service as Chairman of the Board, in February 2011, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $20.79 per share and a discretionary grant of 5,000 restricted stock units. Each of these awards was fully vested in February 2012.

Each outstanding option granted to our directors will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the optionee while serving as a member of Align’s Board. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

2011 Director Compensation. The table below summarizes the compensation paid by Align to non-employee directors for the year ended December 31, 2011. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such receives no compensation for his service on the Board. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 45.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Total ($)
David E. Collins	60,500	72,615	117,064	250,179
Joseph Lacob	53,500	72,615	117,064	243,179
C. Raymond Larkin Jr. (3)	210,000	103,950	155,541	469,491
George Morrow	71,500	72,615	117,064	261,179
Dr. David Nagel	62,996	72,615	117,064	252,675
Greg Santora	71,500	72,615	117,064	261,179
Warren Thaler	56,500	72,615	117,064	246,179

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions.
(2)

The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012. There can be no assurance that the grant date fair value amounts will ever be realized.
(3)	Mr. Larkin is the Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.

The aggregate number of option awards and the aggregate number of stock awards outstanding at December 31, 2011 for each non-employee director is as follows:

Name	Option Awards	Stock Awards
Mr. Collins	50,000	3,000
Mr. Lacob	48,000	3,000
Mr. Larkin	173,000	5,000
Mr. Morrow	125,000	3,000
Dr. Nagel	60,000	3,000
Mr. Santora	149,000	3,000
Mr. Thaler	115,000	3,000

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2012. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal 2. An “Abstention” vote will have the same effect as an “Against” in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2012

Fees to PricewaterhouseCoopers LLP for 2011 and 2010

The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2011 and 2010 and fees billed for audit-related services and tax services rendered by PwC for 2011 and 2010:

	2011	2010
Audit fees (1)	$1,899,650	$1,041,694
Audit-related fees (2)	$607,965	$488,170
Tax fees (3)	$546,027	$277,494

Total fees:	$3,053,642	$1,807,358

(1)	Audit fees—These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.
(2)	Audit-related fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees”, including fees for due diligence services.
(3)	Tax fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2011 and 2010 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2011, which include the consolidated balance sheets of Align as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2011, and the notes thereto.

In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the Nasdaq listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted by:

AUDIT COMMITTEE

Greg J. Santora, Chair

David E. Collins

Warren S. Thaler

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers disclosed in the proxy statement for the 2011 Annual Meeting. At our 2011 annual meeting, our stockholders approved the proposal, with more than 87% of the votes cast voting in favor of the proposal. We also asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our Board, our stockholders indicated by advisory vote their preference to hold a say-on-pay vote annually. The Board believes that the annual advisory votes on a resolution to approve executive compensation allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Accordingly, this year, we are again requesting your approval of the compensation of our named executive officers.

As we discuss below under the caption “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executives to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals, certain annual and longer-term key strategic objectives, and the realization of increased stockholder value. We believe the compensation program for our executive officers was instrumental in helping Align achieve strong financial performance despite a challenging macroeconomic environment over the past few years. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement and the compensation tables that follow, for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2011.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2011:

•	Approximately 80%—87% of total compensation is variable and tied to achievement of internal performance targets or Align stock price performance;

•	Align’s performance exceeded internal performance targets, and therefore funding for the annual cash incentive plan was 142% of the target level;

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Align granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include performance-based market stock units, which are earned based on a comparison of Align’s stock price performance to the Nasdaq Composite index over a 3-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

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Align’s compensation programs are reviewed regularly by the Compensation Committee, which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

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Align continued to demonstrate its prudent use of equity balancing stockholder concerns with the motivation of our executive officers to achieve the Company’s business goals and create long-term stockholder value. In 2011, Align’s overall equity award based burn rate was 1.5%, and the adjusted burn rate was 2.0% (adjusted burn rate counts each RSU and MSU award as 1.5 shares).

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 26 to 43 of this Proxy Statement, is hereby approved.”

This is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers. You may vote for, against or abstain from voting on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2011 Business Background

While the past year marked another period of uncertainty and challenges in the global economy and financial markets, our executive officers delivered strong financial results, consistently exceeding target financial milestones, including:

•	net revenue growth of 23.9% compared to 2010 and reaching a record revenue of $479.7 million;

•	non-GAAP profit from operations growth of 23%; and

•	non-GAAP EPS growth of 21.3%.

Appendix A to this proxy statement includes a reconciliation of non-GAAP revenue, operating income and non-GAAP EPS to the most comparable GAAP measures.

During the year, our executive officers continued to demonstrate excellent execution of Align’s key strategic initiatives, including product and clinical innovation, consumer demand creation, enhancing customer experience, and international growth and expansion. The following highlights some of our accomplishments in 2011 related to these initiatives.

•	Executed the strategic business acquisition of Cadent Holdings, Inc., a leading provider of 3D digital scanning solutions for orthodontics and dentistry.

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Announced interoperability with Invisalign for the iOC™ and iTero™ 3D digital scanning systems, enabling the submission of 3D digital scans in place of physical impressions for Invisalign™ customers with iOC or iTero systems.

•	Introduced Invisalign G4, the next generation of SmartForce™ clinical innovations, designed to address some of the most significant treatment challenges doctors encounter.

•	Announced the commercial availability of Invisalign in the People’s Republic of China.

•	Grew international revenue by 28% from 2010 which constitutes 24% of our total revenues in 2011.

We believe the compensation program for our executive officers was instrumental in helping Align recruit and retain the executive team responsible for achieving strong financial performance despite a challenging macroeconomic environment over the past few years.

Highlights of FY2011 Compensation Committee Actions and Compensation Practices

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Stockholders indicated strong support for our executive compensation program in 2011. At our previous annual stockholders’ meeting in May 2011, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote, and on the frequency with which they believed we should hold a say-on-pay vote. Approximately 87% of the total votes cast at our annual meeting voted in favor of our 2011 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee generally believes that the results of our first say-on-pay vote affirmed stockholder support of our approach to executive compensation and they did not believe it was necessary to make any significant changes to our executive compensation program. With regard to the non-binding advisory resolution regarding the frequency of the holding a say-on-pay vote, our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered by the Board of Directors, it was determined that we will hold annual say-on-pay votes.

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Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when business performance is robust and less when it is not, providing built-in variability in our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers’ total compensation is at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the graph below, in fiscal 2011, approximately 87% of our CEO’s total actual compensation and approximately 80% of our currently-employed other named executive officers total actual compensation was “performance-based” —that is, contingent upon the performance of our business, our stock price or individual performance. We believe this direct and significant link between pay and performance is an effective way to motivate our executive officers to achieve our financial and key strategic objectives and ultimately increase stockholder value. For instance, in 2011, we believe our compensation programs delivered payments commensurate with the delivery of strong financial results, the solid performance of Invisalign across all customer channels, as well as the acquisition and integration of Cadent during the year.

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Equity awards are “performance-based”. Value received under our annual equity awards varies based on our stock price performance. Payouts of our market stock unit (MSU) awards to our executive officers vary based on the relative performance of our stock compared to the Nasdaq Composite Index over a three-year performance period. Any value received by our executive officers from annual stock option and restricted stock unit awards is contingent upon our stock price performance.

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Cash bonus awards are “performance-based”. The Committee seeks to motivate management to continuously improve the financial performance of the Company and to achieve our key strategic priorities through a cash incentive (bonus) plan that rewards higher performance with increased bonus opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. For fiscal 2011, we achieved a weighted average of 142% of our financial targets and key strategic objectives and, as a result, performance-based cash compensation in 2011 exceeded the established target amounts for each of our executive officer’s.

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Relationship Between Company Performance, Stock Price and CEO Compensation. The following illustrates the directional relationship between Align’s performance, based on two of our key financial metrics and our stock price, and the compensation of our CEO from 2009 to 2011. These two metrics are used in our cash incentive compensation plan and reflect our continued focus on growth and profitability over the long term.

(1)	Mr. Prescott’s total compensation as reported in the 2011 Summary Compensation Table on page 45.

(2)	Non-GAAP Annual Revenue was adjusted in 2010 to exclude the release of $14.3 million of previously deferred revenue for Invisalign Teen. GAAP revenue in 2010 was $387.1 million.

(3)	Non-GAAP Operating Income was adjusted in each of 2009, 2010 and 2011 to exclude certain items that are not indicative of our core operating performance. See Appendix A of this proxy statement for a reconciliation of adjusted Non-GAAP profit from operations and Non-GAAP net profit to the most comparable GAAP measurements.

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Changes to Equity Awards Portfolio. The stock market downturn in 2008 and 2009 revealed a weakness in our approach to the mix of stock options and RSUs for equity awards. Specifically, a significant number of employee stock option grants were deeply “underwater” for an extended period of time, meaning the exercise price was significantly higher than the Align share price. This resulted in the reexamination of our mix of equity compensation grants and led to the determination that it did not consistently meet our two principle goals of rewarding results that increase stockholder value while ensuring the retention of our most valuable asset, our employees. After considerable review and analysis, the Compensation Committee concluded that the best way to address the weakness in our equity portfolio was to reduce our reliance on stock options and move to a portfolio consisting of approximately 1/3 option value, 1/3 RSU value and 1/3 performance-based market stock units, or MSU value. In 2011, each executive officer was granted an award for a target number of MSUs. The actual number of MSUs which will be eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the Nasdaq Composite Index over a three-year performance period, up to a maximum of 150% of the number of target shares.

We continue to use compensation governance best practices:

•	The Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•	We elected to hold an annual advisory say-on-pay vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

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In 2008, Align adopted Stock Ownership Guidelines for our executives in order to further link the decisions they are responsible for in the near-term to the long-term success of the Company. Our CEO currently holds 233,326 shares of our common stock outright (not counting 50% of the gain on vested in-the-money stock options or shares of underlying Align restricted stock units valued at $5,536,825 (as of the end of fiscal 2011) more than nine times his annual base salary in fiscal 2011. In addition, in March 2012, the Compensation Committee of the Board of Directors increased the target ownership guideline for our CEO from a ratio of 1.5 times his annual base salary to 3 times his annual base salary.

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Align’s executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risk Assessment located on page 15 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

•	Our insider trading policy prohibits our executive officers from “hedging” ownership in Align by engaging in any short sales or trading in any options contracts involving our securities.

Executive Compensation Philosophy and Core Objectives

The objective of our executive compensation program is to encourage management to achieve our financial and strategic objectives and create value for our stockholders. With this objective in mind, we have designed our compensation program to:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

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Reward performance. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to foster a meritocracy.

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Link the interests of our executives with those of our stockholders. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs

The table below specifies the responsible parties and their respective roles in the determination of the compensation for our NEOs.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)

•     Sets Align’s overall compensation philosophy, which is reviewed and approved by the Board of Directors.

•     Reviews and approves our compensation programs; designs and monitors the execution of these programs.

•     Reviews and approves all equity compensation awards for our employees, including our executive officers.

Responsible Party	Roles and Responsibilities

•    Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).

•    Reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO.

Consultant to the Compensation Committee

(Compensia, Inc.–an independent executive compensation consulting firm retained directly by the

Compensation Committee to assist it in performing its responsibilities)

Compensia attends meetings of the Committee from time to time and communicates outside of meetings with members of the Committee and management with respect to the design and assessment of compensation packages for our executive officers. Specifically, Compensia assists the Committee’s executive compensation-setting process by:

•    Analyzing whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.

•    Defining the appropriate peer group of comparable companies.

•    Assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.

•    Reviewing the effectiveness of our compensation programs.

•    Compiling and providing market data to assist in setting our compensation philosophy, plan parameters and measures.

Other than its role as consultant to the Committee, Compensia performed no work for the Company.

Executive Officers (Assisted by other Company staff members)

In designing the various elements of our compensation program and determining actual compensation awards, the Compensation Committee draws upon the expertise of various individuals on matters that fall within their respective realms of responsibility.

•    CEO. Our CEO:

•    Advises the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program.

•    Conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation.

•    Senior Vice President, Business Operations. As the vice president currently in charge of the human resource department, he attends Compensation Committee meetings in order to provide comprehensive information and support to the Compensation Committee.

•    CFO. He attends Compensation Committee meetings as one of the ways in which he, like the CEO, assures himself that our CD&A is correct so that he can provide the certification required by Section 302 of the Sarbanes-Oxley Act. In the course of a Committee meeting, he may also be called upon to explain details of financial results relevant to incentive compensation or other financial measures or accounting rules.

•    General Counsel. He is generally available at Compensation Committee meetings to provide input on the legal and regulatory environment and to assist in the preparation of minutes.

Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions. Ultimately all decisions regarding executive compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation.

Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation.

The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) multiple, nationally-published surveys with data from a broader mix of companies across various industries.

Peer Group

The Committee reviews the Company’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both the Company’s business and the businesses of the companies in the peer group. For fiscal 2011, with the assistance and advice of Compensia, the Committee selected the peer group of companies based on the following selection criteria:

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Industry—medical device companies and software as a service companies (SaaS). We believe that the SaaS industry is a relevant industry for market comparison purposes due to the integral role that software systems and software development has in our products and services;

•	Market Capitalization—companies with a market capitalization of between approximately $350 million and $3.2 billion, based upon the companies’ trading ranges at the time of selection; and

•	Revenue—companies with revenue of between approximately $110 million to $1 billion, based upon the last four quarters of revenue at the time of selection.

With the exception of ev3 Inc. who was acquired in 2010, our medical device peer group for 2011 was unchanged from 2010. We did, however, increase the size of the software-as-a-service (SaaS) peer group from seven to 15 companies as noted below.

Medical Device	Software as a Service
Accuray Incorporated	Ariba Inc.*
American Medical Systems Holdings	athenahealth Inc.*
Conceptus, Inc.	Blackbaud Inc.
Gen-Probe Incorporated	Blackboard Inc.
Haemonetics Corporation	Concur Technologies*
Immucor, Inc.	Constant Contact Inc.*
Integra LifeSciences Holdings Corp.	Dealer Track Holdings Inc.
Masimo Corporation	Informatica Corp.
Merit Medical Systems, Inc.	JDA Software Group
Natus Medical, Inc.	MicroStrategy Inc.
NuVasive, Inc.	NetSuite Inc.*
Sirona Dental Systems, Inc.	SuccessFactors Inc.*
SonoSite, Inc.	Taleo Corp.
Thoratec Corporation	Ultimate Software Group*
Volcano Corporation	Websense Inc.*
ZOLL Medical Corporation

*	Indicates new additions to the peer group in 2011.

Survey Data

The peer group compensation data is limited to publicly available information and therefore does not provide comparisons for as many positions as offered by more comprehensive survey data. In addition, because Align’s executive management talent pool is recruited from a much broader range of companies than those included in our peer group, and because the majority of Align’s executive positions lead functions that tend to be less industry-sensitive from a recruiting perspective, the Committee also considers compensation data gathered from a broader mix of companies across various industries. As a result, the Compensation Committee uses a combination of industry survey data and peer group data to analyze the overall competitiveness of the Company’s compensation. The Compensation Committee reviewed executive compensation data made available in surveys published by:

•	Radford Executive (Tech) Custom Survey—the scope of the data is derived from six medical device peers and 10 software-as-a-service peers who participate in the Radford Executive (Tech) Survey;

•	Radford Life Sciences Survey—the scope of the data included from this survey was companies located throughout the United States with more than 150 employees.

Role of Competitive Data and Compensation Committee’s Discretion. The Compensation Committee uses the following percentiles as the starting point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75th percentile
Equity compensation	50th to 75th percentile

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point and then incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges.

Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive (Bonus) Compensation” is the primary factor in determining the amount of cash incentive bonus payments.

Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers, and to provide perspective on the executive’s wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2011. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.

Named Executive Officers

In this Compensation Discussion and Analysis we discuss and analyze the manner and context in which compensation is awarded to and earned by our named executive officers (NEOs). This discussion is intended to provide perspective for the data presented in the tables and narrative that follow. Our NEOs for 2011 are:

Name	Title
Thomas M. Prescott	President & Chief Executive Officer
Kenneth B. Arola	Vice President, Finance & Chief Financial Officer
Len M. Hedge	Senior Vice President, Business Operations
Dana C. Cambra	Vice President, Research & Development & Information Technology
Timothy A. Mack Sheila S. Tan	Senior Vice President, Development Former Vice President, Marketing and Chief Marketing Officer(1)

(1)	Ms. Tan left the Company in December 2011.

The Principal Components of Compensation of our Executive Officers

The principal components of each executive officer’s total compensation package at Align are:

•	base salary;

•	annual cash incentive (bonus) awards;

•	long-term equity-based incentive grants; and

•	severance and change of control arrangements.

Base Salary.

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In setting base salary for executives in 2011, the Compensation Committee used the 50th percentile as the starting point and then made adjustments based on the other subjective competitive positioning factors described above. In January 2011, the following adjustments to base salary were made:

Name	2010	2011	2010/2011 % Increase
Thomas M. Prescott	$540,000	$575,000	6%
Kenneth B. Arola	$300,000	$326,970	9%
Len M. Hedge	$338,000	$360,180	7%
Dana C. Cambra	$311,259	$331,484	7%
Timothy A. Mack (1)	N/A	$307,000	N/A
Sheila S. Tan	$290,835	$306,200	6%

(1)	Mr. Mack joined Align in April 2011 after the acquisition of Cadent Holdings, Inc. Although his base salary was set at $307,000, he earned $195,811 during the eight month period he was employed by Align in 2011.

Mr. Prescott. Mr. Prescott received a merit-based salary increase consistent with the salary rate increases at Align generally. This merit-based increase also recognizes his performance in successfully leading the Company during 2010.

Mr. Arola. Mr. Arola, received a base salary increase primarily to improve his competitive position to approximate the 50th percentile of the market comparison data, while recognizing his continued contributions to our success in 2010.

Mr. Hedge. Although Mr. Hedge received a base salary increase in 2011, his base salary remains below the market 50th percentile of the market comparison data. The Compensation Committee, however, believes this positioning is appropriate since, while he is compared to a Chief Operating Officer, Mr. Hedge is not responsible for each business function. Therefore, the Compensation Committee adjusted downward for this difference in scope of role and responsibility when determining pay positioning for Mr. Hedge.

Mr. Cambra. For Mr. Cambra, the Compensation Committee, with the assistance of Compensia, reviewed the survey data used to derive the market comparison data. Based on this review, it was determined to compare Mr. Cambra solely to the head of research and development rather than the average of the research and development function and the information technology function. With this change, Mr. Cambra’s base salary approximates the market 50th percentile.

Mr. Mack. Mr. Mack’s base salary is above the market 50th percentile and more closely approximates the market 75th percentile of the market comparison data. Mr. Mack commenced employment in April 2011 and in determining his base salary we considered market data for “top business development executive” position, Mr. Mack’s previous experience, including as CEO of Cadent, his base salary in effect at the time the employment offer was extended, and his status as a key employee of Cadent who we wished to retain post-acquisition.

Ms. Tan. Ms. Tan’s increase reflects the determination by the compensation Committee that the market comparison data did not accurately reflect the scope of her role at Align. This determination was primarily based on the fact that the closest comparable roles at medical device and SaaS companies are for chief marketing officers whose responsibilities do not also include the complexities of classic brand marketing and consumer marketing efforts. As a result, Ms. Tan’s 2011 base salary was adjusted to reflect her increased role and responsibility, and consequently more closely approximates the market 75th percentile.

Annual cash incentive (bonus) compensation

Executive Bonus Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals and to a lesser extent the achievement of key strategic measures, which are expected to increase stockholder value. All of our NEOs participated in the executive bonus plan. Bonus determinations for fiscal 2011 performance were calculated using the following formula:

The Individual and Company Multipliers are each derived based on performance and are equally weighted.

Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can be lower or higher than target. The target award opportunity for each NEO is set forth below:

Name	Target Award Opportunity (% of Base Salary)
Thomas M. Prescott	100%
Kenneth B. Arola	60%
Len M. Hedge	70%
Dana C. Cambra	60%
Timothy A. Mack	70%
Sheila S. Tan	60%

The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO, the Senior Vice President, Business Operations and the Senior Vice President, Business Development receiving the highest targets due to greater responsibilities. For 2011, the target cash incentive amount for Mr. Prescott and Mr. Cambra was set between the market 65th and 75th percentile, while for Mr. Hedge and Mr. Arola target cash incentive amounts approximate the 50th to 60th percentile for employees in similar positions. Mr. Mack and Ms. Tan’s target cash incentive amount were each set above the 75th percentile due primarily to the fact that their base salaries are set to approximate the market 75th percentile due to the reasons discussed above under “Base Salary”.

Individual Multiplier. The Individual Multiplier reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. Individual performance is measured using the same performance factors used for determining merit-based increases in base salary. These individual performance measures are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is largely subjective. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial and key company strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the board of directors. At the beginning of 2011, the Committee reviewed the structure of the executive bonus plan and determined that it was appropriate to continue to focus on (1) growth, (2) profitability, and (3) the achievement of critical strategic priorities. In addition, the Compensation Committee discussed how an acquisition would impact the financial targets and how to integrate any mid-year acquisitions into our bonus plan. Following the acquisition of Cadent Holdings, Inc. in April 2011, consistent these discussions as well as with our pre-established guidelines regarding the Committee’s use of discretion and discussed below in footnote (2), the Compensation Committee approved a revision to the target revenue and target adjusted operating income based on our combined, integrated performance. These targets were adjusted as follows:

•	Revenue: original “standalone” Align revenue target of $424 million plus forecasted Cadent revenue of $32.3 million resulting in a new revenue target of $456.6 million; and

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Adjusted operating income: original “standalone” Align adjusted operating income target of $107.8 million was adjusted to eliminate the effects of the acquisition of Cadent resulting in a new adjusted operating income target of $98.3 million.

The following table shows the performance metrics used in 2011 and our level of performance with respect to these metrics.

Measure/Weight/Calculated	Why do we use this measure?	Target (Adjusted)	Achievement	Level of Achievement of Target	Impact on Company Multiplier

Revenue (40%) (1)	Improvement in this measure aligns with our overall growth strategy.	$456.6M	$479.7M	105%	0.512

Adjusted Operating income (1) (2) (30%)	Directly links incentive payments to Company profitability and we want our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$98.3M	$126M	128%	0.552

Roadmap Elements (30%) Delivering key elements of Company roadmap projects or initiatives, including meeting delivery dates and feature set requirements. (4)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist and increased consumer demand. (3)			120%	0.36
COMPANY MULTIPLIER:					1.424

(1)	The threshold performance and the level of performance at which the funding for that particular performance measure will be capped as follows:

•

A rating of zero if achievement is below 80%. Company performance below target automatically reduces only the payout related to that goal, not the other goals, because we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 80% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•	A rating of 101% to 200% if achievement meets or exceeds the target performance level.

(2)	Adjusted Operating Income was adjusted to exclude (A) stock based compensation expense; (B) costs related to the Cadent acquisition and integration, including professional, consulting and retention costs; (C) severance costs related to the closing of the Cadent New Jersey facility; and (D) amortization of intangibles.

The Compensation Committee has the discretion to exclude the following items:

(a)	Stock based compensation expense;

(b)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(c)	items identified as non-GAAP in the Company’s quarterly earnings announcements; and

(d)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.

The Compensation Committee believes that these items are not indicative of our core operating performance. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP operating income to the most comparable GAAP measures.

(3)	Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.

(4)	For each strategic performance measure, a rating ranging from 0% to 150% based on relative achievement of the particular measure.

The Committee believes that the performance objectives established for the financial and key strategic objectives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is line with our pay-for-performance philosophy. Consistent with this philosophy, the chart below demonstrates that the payout percentages under our cash incentive plan have been higher than target in years when our stock has outperformed the Nasdaq Composite index and below target in years when our stock has underperformed the index.

*	The above chart assumes $100 invested on 12/31/06 in Align stock and the Nasdaq Composite Index, including reinvestment of dividends.

Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. In addition, the board of directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2011, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our executive officers.

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2011 performance. These awards are also set forth in the Summary Compensation Table on page 45 under the heading “Non-Equity Incentive Plan Compensation.” Since the 2011 cash incentive awards exceeded target for each named executive officer who received a 2011 annual cash incentive award payout, the resulting 2011 actual total cash compensation (sum of base salary and annual cash incentive award payout) exceeded the market 75th percentile for each such named executive officer. This is consistent with our philosophy of linking pay to performance in that when financial performance exceeds target, resulting compensation is at the high end or above the market 60th to 75th percentile range.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Actual Incentive Award	Actual Award as % of Target
Thomas M. Prescott	100%	$575,000	$950,000	165%
Kenneth B. Arola	60%	$196,182	$290,538	148%
Len M. Hedge	70%	$252,126	$397,707	158%
Timothy A. Mack	70%	$158,603	$221,435	140%
Dana C. Cambra	60%	$198,890	$322,870	162%
Sheila S. Tan (1)	60%	$183,720	N/A	N/A

(1)	Ms. Tan left the company in December 2011 prior to the awarding of annual cash incentive awards. She was, however, entitled to severance payments tied in part to her bonus for 2011. You can find more information about these payments below under the heading “Post-Employment Benefits for Sheila Tan”.

Mr. Prescott. Mr. Prescott’s payout reflects his leadership of the Company during a period of uncertainty and continued challenges in the global economy and financial markets. Mr. Prescott delivered strong financial results and demonstrated excellent execution of Align’s key strategic initiatives, including completing the Cadent acquisition.

Mr. Arola. Under Mr. Arola’s leadership, we delivered better than expected operating income through careful management of spending and clear focus on critical priorities. Mr. Arola also delivered better than planned balance sheet performance through good cash management, timely cash collections. In addition, Mr. Arola and his team played an essential role in the acquisition of Cadent and subsequent integration.

Mr. Hedge. Mr. Hedge’s payout reflects his successful leadership of the Company’s strategic roadmap management performance and execution processes and his direct leadership of the human resource organization. In addition, Mr. Hedge was instrumental in his advocacy for and the successful integration of our acquisition of Cadent in 2011.

Mr. Cambra. Mr. Cambra’s incentive payout reflects the delivery of superior results as he led the on time, on scope, and on budget release of a large and complex set of strategic roadmap projects in 2011. Under his leadership, Mr. Cambra’s team worked in close collaboration with virtually all functions inside the Company, which was critical to the success of our strategic roadmap projects.

Mr. Mack. Mr. Mack’s target incentive award was pro rated for the number of days he was employed by Align in 2011 and included the amount that was accrued for but was not paid under the Cadent bonus plan in effect prior to the acquisition. Since Mr. Mack only recently joined Align, his award closely approximates the company performance multiplier described above with his individual performance rating at target.

Long-Term, Equity-Based Incentive Awards.

To the extent it is compatible with our commitment to limit dilution, long-term, equity-based incentive awards are generally targeted at or above competitive median levels with high performing executive officers being eligible for grants that approximate the 75th percentile as measured at the time of grant.

2011 Equity Portfolio. The stock market downturn in 2008/2009 revealed weakness in our mix of stock options and RSUs used in 2010. Specifically, a significant number of employee stock option grants were deeply “underwater” for an extended period of time, meaning the exercise price was significantly higher than the Align share price. This resulted in the reexamination of our mix of equity compensation grants and led to the determination that it did not consistently meet our two principle goals of rewarding results that increase shareholder value while ensuring the retention of our most valuable asset, our employees. After considerable review and analysis, the Compensation Committee, concluded that the best way to address the weakness in our prior equity portfolio was to introduce performance-based market stock units (MSUs).

The following table summarizes the types of long-term incentive awards granted to the NEOs in 2011 as part of the Committee’s annual focal review process. The Committee allocated to the NEOs options, RSUs and MSUs each having an equity award value of 33%.

Award	Vesting Detail
Stock Options	Vests over 4 years with 25% vesting on the first anniversary of the date of grant and 1/48th vesting monthly thereafter.

RSUs	Vests over 3 years with 1/3 vesting annually.

MSUs	Three year performance period beginning February 2011 and ending February 2014; 50% vests February 2013 and the remaining 50% vests one year later in February 2014.

The following table summarizes our rationale for including options, RSUs and MSUs in our equity portfolio in 2011.

Award Type	Rationale for inclusion in 2011 portfolio
Why keep options?

We believe a balanced equity portfolio should include a vehicle to ensure long-term incentive compensation is linked to absolute share performance thereby aligning the interests of shareholders and executives by offering value only if the stock price goes up. However, based on our continuous review of our equity portfolio, the Compensation Committee did not grant options to executive officers in 2012. See “2012 Equity Portfolio” below.

Why keep RSUs?

We believe RSUs provide an incentive to reward retention (even in the event of a decline in Align’s share price) and growth in value of Align’s stock. In addition, RSUs enable our executives to accumulate stock ownership in the Company.

Why introduce MSUs?	We believe MSUs provide a vehicle that has more consistent value delivery compared to options but also has a direct link to long-term interests of stockholders by rewarding executives for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs is variable based on over-or under-performance of Align’s stock price compared to the Nasdaq Composite Index during the 3-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by 50 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite by 25 percentage points, the maximum number of shares that will vest is 150% of the award amount. For instance, if the Nasdaq Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 140% of target or (130%-110%)*2=140%.

2012 Equity Portfolio. We continuously review the elements of our executive compensation. As a result, in late 2011, the Compensation Committee reconsidered the equity mix for executive officers and determined to focus more heavily on performance based equity awards. As a result, the Compensation Committee determined to no longer grant options except to newly hired executive officers and to members of our board of directors. As a result, our 2012 annual equity incentive grants consisted of an equal mix of RSUs and MSUs.

Awards in 2011. In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. Based on the fair value of these awards, the 2011 annual equity grants for our NEOs, except for Ms. Tan, generally fall between the 65th and 75th percentile. Ms. Tan’s equity award is above the market 75th percentile, in recognition of the increased scope of her role compared to chief marketing officer at medical device and SaaS companies discussed above.

The table below sets forth the equity awarded to the NEOs for fiscal 2011.

Name	Options	RSUs	Target MSUs(1)
Thomas M. Prescott	90,000	45,000	45,000
Kenneth B. Arola	21,600	12,000	12,000
Len M. Hedge	28,300	16,800	16,800
Dana C. Cambra	22,500	13,300	13,300
Timothy A. Mack (2)	90,000	30,000
Sheila S. Tan	15,100	10,000	10,000

(1)	The number of MSUs set forth in this column represents the Target Shares. However, the actual number of MSUs to be received, if any, is determined based on the formula set forth in the Market Stock Unit Agreement up to a maximum of 150% of the amount of the Target Shares.
(2)	As part of Mr. Mack’s employment offer, and upon commencement of his employment with us, he was awarded stock options and RSUs. Such “new hire” awards are typically larger than annual grants and do not include MSUs.

Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the Company in the event a stockholder favorable M&A transaction is presented to the Company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.

Change of Control Only. Though the cash amounts payable to our executives in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a “single trigger” for all executive officers (except our CEO) whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.

For our CEO, the Compensation Committee adopted a “single trigger” whereby 100% of his equity vests immediately upon a change of control. This structure was used to provide a more powerful retention incentive during change of control discussions. It was determined that the CEOs “single trigger” acceleration of 100% of his unvested equity is appropriate (rather than 12 months as is the case for each other NEO), since having the CEOs attention and commitment through to the closing of the change of control is of paramount importance to the ultimate success of the transaction.

Termination Within 12 Months of a Change of Control. In the event the executive is terminated without cause or for convenience within 12 months of a change in control (“double trigger”), 100% of the unvested equity awards is accelerated and a cash severance payment is made. The CEO would receive a cash severance payment (in addition to the acceleration of equity described above) in the event he is terminated without cause or for convenience within 12 months of the change of control.

Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by an NEO (except for the CEO) is immediately accelerated by one year and a cash severance payment will be made. Our CEO would only receive a cash severance payment (no equity acceleration).

The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2011 are set forth in “—Payments Upon Termination or Change of Control.”

Other Compensation Arrangements.

Align provides the following benefits to our executives generally on the same basis as the benefits provided to all employees:

•	health and dental insurance;

•	life insurance;

•	short and long-term disability;

•	employee stock purchase plan; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.

The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2011, approximately $978,728 of Mr. Prescott’s compensation is not deductible under 162(m). The 2011 compensation for all of the other named executive officers is fully deductible under 162(m) as the elements of compensation that are included under 162(m) did not exceed $1 million for the “covered employees” described above.

COMPENSATION COMMITTEE OF THE BOARD REPORT

The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2011. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David E. Collins

George J. Morrow, Chair

David C. Nagel

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2011

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and Chief Financial Officer, and our three next most highly compensated executive officers, as well as one other executive officer whose employment terminated prior to December 31, 2011. Information is provided for 2010 and 2009 for each named executive officer who was also a named executive officer during those years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas M. Prescott, President & Chief Executive Officer	2011	570,961	1,930,950	933,246	950,000	11,707	4,396,864
	2010	537,674	1,076,400	1,617,350	800,000	10,518	4,041,942
	2009	519,840	312,400	452,789	820,000	714	2,105,743

Kenneth B. Arola, Vice President & Chief Financial Officer	2011	323,858	514,920	223,979	290,538	8,017	1,361,312
	2010	297,115	287,040	443,616	233,816	7,536	1,269,123
	2009	275,000	71,594	106,882	255,891	561	709,928

Timothy A. Mack, Sr. Vice President, Business Development	2011	195,811	724,200	1,050,750	221,435	16,527	2,208,273

Len M. Hedge, Sr. Vice President, Business Operations	2011	357,621	720,888	293,454	397,707	8,064	1,777,734
	2010	335,346	358,800	554,520	327,445	8,040	1,584,151
	2009	315,000	110,355	164,753	353,647	643	944,398

Dana C. Cambra, Vice President, Research & Development and Information Technology	2011	329,150	570,703	233,312	322,870	8,026	1,464,061
	2010	310,948	245,186	378,922	265,264	17,194	1,217,514

Sheila S. Tan, Former Vice President, Marketing and Chief Marketing Officer (2)	2011	292,641	429,100	156,578	—	1,934,663	2,804,380
	2010	289,008	197,340	304,986	226,673	594	1,018,601
	2009	267,154	156,200	233,196	252,820	281	909,651

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012. This same method was used for years ended December 31, 2010 and 2009. There can be no assurance that the grant date fair value amounts will ever be realized.
(2)	Sheila Tan, Align’s then current Vice President Marketing and Chief Marketing Officer left Align effective December 1, 2011. In connection with her departure, Align and Ms. Tan entered into an Agreement and General Release that provided Ms. Tan would receive certain benefits in accordance with her Employment Agreement, including (i) 12 months of her base salary, (ii) the greater of her current year’s bonus or the prior year’s actual bonus, (iii) the pro rata amount of the current year’s bonus, and (iv) acceleration of vesting of a portion of her outstanding equity awards. In addition, Ms. Tan received (i) one month’s salary, (ii) her current year’s bonus, and (iii) her accrued but unpaid vacation. Each of these amounts is included in “All Other Compensation” in the table above and described more fully below.

Total Compensation. Total compensation as reported in the Summary Compensation table increased approximately 12% from 2010 to 2011 for listed officers (excluding Mr. Mack who was not an executive officer in 2010 or 2009 and Ms. Tan who left the Company in 2011 and so her total compensation reflects post-termination severance and other amounts), primarily because of increased payments under our cash incentive compensation plan as well as equity incentive awards approximating the 75th percentile in 2011 compared to the 50th percentile in 2010. For additional information regarding the amounts included in the Summary Compensation Table, see “—Compensation Discussion and Analysis”.

Stock Awards. For 2011, Stock Awards include performance-based market stock units (MSUs) which are earned based on a comparison of Align’s stock price performance to the Nasdaq Composite index over a 3-year performance period, and time-based restricted stock units (RSUs). For 2010 and 2009, Stock Awards includes only RSUs.

Option Awards. For 2011, 2010 and 2009, we granted options with standard four-year vesting term.

Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Compensation”.

All Other Compensation. Align pays life insurance and AD&D premiums for all of its employees, including its NEOs. Align also offers a company 401(k) matching program for all of its employees, including its NEOs. The amounts included in this column for 2011 include the following:

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan	Airfare and other for Family Members (1)	Severance and Other Post-Employment Compensation(2)
Mr. Prescott	$714	$7,350	$3,643
Mr. Arola	$667	$7,350
Mr. Mack	$365	$2,162
Mr. Hedge	$714	$7,350
Mr. Cambra	$676	$7,350
Ms. Tan	$513	$7,350		$1,926,800

(1)	“Other” includes airfare for family members for Mr. Prescott and commuting expenses for Mr. Mack.

(2)	For Ms. Tan, this amount includes (i) $1,090,839 cash severance, (ii) $777,078 related to estimated realized value for accelerated equity assuming the exercise and/or sale on December 31, 2011 at $23.73 per share, (iii) $35,330 for accrued vacation time and (iv) $23,553 for one month’s additional salary.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2011

The following table shows all plan-based awards granted to the named executive officers during 2011, including:

•	cash amounts that could have been received in 2011 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•

stock option, time-vested restricted stock units (RSUs) and performance-based market stock units based on relative stockholder return (MSUs) awards granted by the Compensation Committee to our NEOs in 2011 reflected on an individual grant basis.

2011 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Awards	Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Name				Target ($)	Target (#)	Maximum (#)
Thomas M. Prescott	CIP			$575,000
	Option	2/18/2011	1/31/2011					90,000	$20.79	$933,246
	RSU	2/18/2011	1/31/2011				45,000			$935,550
	MSU	2/18/2011	1/31/2011		45,000	67,500				$995,400
Kenneth B. Arola	CIP			$196,182
	Option	2/18/2011	1/31/2011					21,600	$20.79	$223,979
	RSU	2/18/2011	1/31/2011				12,000			$249,480
	MSU	2/18/2011	1/31/2011		12,000	18,000				$265,440
Timothy A. Mack	CIP			$214,900
	Option	4/29/2011	4/27/2011					90,000	$24.14	$1,050,750
	RSU	4/29/2011	4/27/2011				30,000			$724,200
Len M. Hedge	CIP			$252,126
	Option	2/18/2011	1/31/2011					28,300	$20.79	$293,454
	RSU	2/18/2011	1/31/2011				16,800			$349,272
	MSU	2/18/2011	1/31/2011		16,800	25,200				$371,616
Dana C. Cambra	CIP			$198,890
	Option	2/18/2011	1/31/2011					22,500	$20.79	$233,312
	RSU	2/18/2011	1/31/2011				13,300			$276,507
	MSU	2/18/2011	1/31/2011		13,300	19,950				$294,196
Sheila S. Tan	CIP			$183,720
	Option	2/18/2011	1/31/2011					15,100	$20.79	$156,578
	RSU	2/18/2011	1/31/2011				10,000			$207,900
	MSU	2/18/2011	1/31/2011		10,000	15,000				$221,200

Approval Date. For each NEO equity grant, except for Mr. Mack’s, the Compensation Committee met on January 31, 2011 to finalize the grant of annual equity awards. Upon approval of the stock option, RSU and MSU awards for each NEO, the Compensation Committee determined that the actual date of grant would be February 18, 2011. This grant date was chosen in order to allow sufficient time for the CEO to notify each named executive officer and other members of the management team of the grant. Mr. Mack’s equity grant was made on April 27, 2011, effective upon the closing of the Cadent acquisition which occurred on April 29, 2011.

Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2011 at target. For 2011, the target cash incentive award for each NEO (other than the CEO, the Senior VP, Business Operations and the Senior VP, Business Development) was 60% of his or her base salary and, was 100% of base salary for the CEO and 70% of base salary and for the Senior VP, Business Operations, based upon the achievement of specified performance objectives. For Mr. Mack, the Senior VP, Business Development, his target bonus was 70% of his base salary, prorated for the number of days he was employed by Align in 2011. For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Awards”. The actual amount paid to each NEO in 2011 is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation”.

•

Threshold. There is no threshold performance level. Rather, company performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

•	Maximum. Although each financial objective is capped at 200% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.

Estimated Future Payouts under Equity Incentive Plan Awards. The amounts shown under this column represent potential share payouts with respect to MSUs. MSUs were granted to each NEO, with the exception of Mr. Mack. Each MSU vests over a three-year performance period, with 50% vesting in February 2013, and the remaining 50% vesting in February 2014. The actual number of MSUs which will be eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the Nasdaq Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares. If Align under-performs the Nasdaq Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the Nasdaq Composite index by 50%. If Align outperforms the Nasdaq Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the Nasdaq Composite index by 25%, the maximum number of shares that will vest is 150% of the award amount.

Stock Awards. Stock awards represent grants of restricted stock units (“RSUs”) under our 2005 Incentive Plan. In accordance with the terms of the 2005 Incentive Plan, any grant of RSUs will reduce shares available for grant under the 2005 Incentive Plan at a 1.5:1 ratio. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met. Each RSU granted to our NEOs other than Mr. Mack, vests over a three-year period, with 33% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in three years. The RSUs granted to Mr. Mack vest over a four-year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.

Option Awards. Stock option awards were granted under our 2005 Incentive Plan. Each option grant allows the NEO to acquire shares of Align common stock at the closing market price on the date of grant. As a result, the option grants will provide a return only if the executive remains with Align and only if the market price of Align’s common stock appreciates over the term of the option. The term of each option award is seven years. Each option vests over a four year period, with 25% of the shares subject to the option award vesting on the one year anniversary of the date of grant and 1/48th of the shares subject to the award vesting each month thereafter, subject to the NEO’s continued service through the vesting date.

Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of stock options, RSUs and MSUs. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Align’s stock price performance relative to the performance of the Nasdaq Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares.

Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•	Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•

consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2012 grants will cover new hires starting between March 16, 2012 and April 15, 2012;

•	as part of the compensation package offered to new executives, incentive grants for these individuals are generally awarded as of the first day of their employment;

•

annual incentive grants are made on or about the same day for all employees (including executive officers); in fiscal 2011 such date was February 18. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant; and

•

all grants of options to our executive officers and other employees, as well as to our directors are granted with exercise prices equal to the fair value of the underlying shares of common stock on the grant date, as determined by our Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

The following table sets forth information regarding outstanding equity awards as of December 31, 2011, for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on Nasdaq on December 30, 2011, which was $23.73 per share

Name	Option Awards							Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas M. Prescott	150,000		—			18.73	3/12/2014
	150,000		—			7.35	2/22/2015
	132,869					8.38	2/24/2016
	120,000					17.88	2/20/2017
	130,000					13.00	2/20/2018
	134,166		5,834	(1)		13.00	2/20/2018
	82,520		33,980	(5)		7.81	2/20/2019
	80,208		94,792	(7)		17.94	2/19/2017
			90,000	(9)		20.79	2/18/2018
								12,000	(2)	284,700
								20,000	(6)	474,500
								45,000	(8)	1,067,625
								45,000	(10)	1,067,625
											45,000	(11)	1,067,625
Kenneth B. Arola	20,000					8.38	2/24/2016
	18,500					17.88	2/20/2017
	75,000					17.77	12/14/2017
	24,000					13.00	2/20/2018
	14,375		625	(1)		13.00	2/20/2018
	9,166		834	(3)		12.40	4/1/2018
	19,479		8,021	(5)		7.81	2/20/2019
	22,000		26,000	(7)		17.94	2/19/2017
			21,600	(9)		20.79	2/18/2018
								1,250	(2)	29,656
								750	(4)	17,794
								4,583	(6)	108,732
								12,000	(8)	284,700
								12,000	(10)	284,700
											12,000	(11)	284,700
Timothy A. Mack			90,000	(12)		24.14	4/29/2018
								30,000	(13)	711,750
Len M. Hedge	61,000					18.73	3/12/2014
	59,000					7.35	2/22/2015
	50,750					8.38	2/24/2016
	45,000					17.88	2/20/2017
	85,000					17.77	12/14/2017
	39,000					13.00	2/20/2018
	19,166		834	(1)		13.00	2/20/2018
	30,026		12,364	(5)		7.81	2/20/2019
	27,500		32,500	(7)		17.94	2/19/2017
			28,300	(9)		20.79	2/18/2018
								2,000	(2)	47,450
								7,064	(6)	167,593
								15,000	(8)	355,875
								16,800	(10)	398,580

Name	Option Awards							Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

											16,800	(11)	398,580

Dana C. Cambra	17,814		11,875	(14)		12.25	6/16/2018
	5,250		8,167	(5)		7.81	2/20/2019
	18,791		22,209	(7)		17.94	2/19/2017
			22,500	(9)		20.79	2/19/2018
								8,250	(15)	195,731
								4,666	(6)	110,701
								10,250	(8)	243,181
								13,300	(10)	315,543
											13,300	(11)	315,543
Sheila S. Tan (16)	12,000					10.48	10/1/2018
	26,250					7.81	2/20/2019
	22,687					17.94	2/19/2017
	6,610					20.79	2/18/2018
(1)	25% of the shares subject to this option vested on 2/20/2009 with 1/48th vesting monthly thereafter for full vesting on 2/20/2012.

(2)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2009, 02/20/2010, 02/20/2011 and 02/20/2012.

(3)	25% of the shares subject to this option vest on 04/01/2009 with 1/48th vesting monthly thereafter for full vesting on 04/01/2012.

(4)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 04/01/2009, 04/01/2010, 04/01/2011 and 04/01/2012.

(5)	25% of the shares subject to this option vest on 2/20/2010 with 1/48th vesting monthly thereafter for full vesting on 2/20/2013.

(6)	This RSU vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2010, 02/20/2011, 02/20/2012 and 02/20/2013.

(7)	25% of the shares subject to this option vest on 02/19/11 with 1/48th vesting monthly thereafter for full vesting on 02/19/14.

(8)	This RSU vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/19/2011, 02/19/2012, 02/19/2013 and 02/19/2014.

(9)	25% of the shares subject to this option vest on 2/18/2012 with 1/48th vesting monthly thereafter for full vesting on 2/18/2015.

(10)	This RSU vests at a rate of 33.33% of the total number of shares subject to the RSU on the first year, second year, and third year anniversary of the date of grant for vesting on 02/18/2012, 02/18/2013, and 02/18/2014.

(11)	This MSU vests at a rate of 50% on 2/18/13 and 50% on 2/18/14. The amounts show above reflect the number and market value, as of December 30, 2011, of MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on the Align’s shareholder return on the first and second vesting date as compared to the total shareholder return Nasdaq Composite index.

(12)	25% of the shares subject to this option vest on 04/29/12 with 1/48th vesting monthly thereafter for full vesting on 04/29/16.

(13)	This RSU vests at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 04/29/12, 04/29/2013, 04/29/2014 and 04/29/2015.

(14)	25% of the shares subject to this option vest on 06/16/09 with 1/48th vesting monthly thereafter for full vesting on 6/16/2012.

(15)	This RSU vests at a rate of 25% of the total number of shares subject to the RSU on 06/16/09, 06/16/10, 06/16/11 and 06/16/12.

(16)	In connection with Ms. Tan’s departure in December 2011, Align and Ms. Tan entered into an Agreement and General Release that provided Ms. Tan would receive certain benefits in accordance with her Employment Agreement. As a result, the 41,860 shares listed above includes 36,527 shares subject to outstanding options (which represent 12 months of additional vesting) accelerated upon Ms. Tan’s termination of employment. Pursuant to their terms, Ms. Tan had until March 1, 2012 to exercise these options. In addition, 13,584 shares subject to outstanding RSUs (which represent 12 months of additional vesting) and 2,556 shares subject to outstanding MSUs (which represent additional vesting pursuant to the terms of the MSU agreement) accelerated upon Ms. Tan’s termination of employment.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2011

The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each named executive officer during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
Thomas M. Prescott	137,499	2,516,878	67,499	1,403,304
Kenneth B. Arola	72,000	1,289,750	20,261	436,096
Timothy A. Mack	—	—	0	0
Len M. Hedge	207,000	3,567,962	27,637	592,498
Dana C. Cambra	79,894	969,673	14,000	310,860
Sheila S. Tan (4)	75,687	1,050,913	26,390	612,178

(1)	The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)	For each NEO such number of shares represents the gross number of shares acquired by the NEO on the vesting date. However, because RSUs are taxable to the individuals when they vest, the number of shares we issue to each of our named executive officers is net of applicable withholding taxes which are paid by us on their behalf. Except for as described in footnote (4) below, no MSUs vested in 2011.

(3)	The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

(4)	In connection with Ms. Tan’s departure in December 2011, Align and Ms. Tan entered into an Agreement and General Release that provided Ms. Tan would receive certain benefits in accordance with her Employment Agreement, including 12 months acceleration of vesting on her outstanding equity awards. As a result, the amounts in the table above include the effect of the acceleration of 13,584 RSUs and 2,556 MSUs. None of the 36,527 shares subject to options that were also accelerated were exercised by December 31, 2011.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL

Named Executive Officers (Other than the CEO)

We enter into employment agreements with each of our executive officers. Each employment agreement with our named executive officers (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

The following table describes the potential payments upon termination or a change of control for each of our named executive officers (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Kenneth B. Arola	Severance Payment	$756,968	$756,968	—
	Equity
	Stock Options	$224,040	$357,608	$224,040
	Restricted Stock Units	$291,604	$725,582	$291,604
	Market Stock Units	$90,099	$313,170	$90,099
	Health and Welfare Benefits	$15,635	$15,635	—
	Total	$1,378,346	$2,168,963	$605,743

Timothy A. Mack	Severance Payment	$564,573	$564,573	—
	Retention Payment(1)	$245,000	$245,000
	Equity
	Stock Options	$0	$0	$0
	Restricted Stock Units	$177,938	$711,750	$177,938
	Market Stock Units (Mr. Mack was not granted any MSUs in 2011)	n/a	n/a	n/a
	Health and Welfare Benefits	$34,053	$34,053	—
	Total	$1,021,564	$1,555,376	$177,938

Len M. Hedge	Severance Payment	$939,751	$939,751	—
	Equity
	Stock Options	$302,438	$476,791	$302,438
	Restricted Stock Units	$382,732	$969,499	$382,732
	Market Stock Units	$126,138	$438,438	$126,138
	Health and Welfare Benefits	$34,053	34,053	34,053
	Total	$1,785,111	$2,858,532	$811,307

Dana C. Cambra	Severance Payment	$795,638	$795,638	—
	Equity
	Stock Options	$337,233	$460,760	$323,476
	Restricted Stock Units	$437,323	$865,156	$437,323
	Market Stock Units	$99,859	$347,097	$99,859
	Health and Welfare Benefits	$21,382	$21,382	—
	Total	$1,691,435	2,490,033	$860,658
Sheila S. Tan (2)	—	—	—	—

(1)	In connection with the acquisition of Cadent, Align agreed to provide Mr. Mack with a retention bonus equal to $245,000, with 50% becoming earned and payable on April 29, 2012 and the remaining 50% becoming earned and payable on October 29, 2012. If Mr. Mack had been terminated on December 31, 2011 without cause of if Mr. Mack had resigned for good reason, he would have been entitled to payment of the retention bonus in full.

(2)	Ms. Tan was no longer employed by Align as of December 31, 2011. See “Summary Compensation Table for Fiscal Year Ended 2011” for further information regarding the post-employment benefits actually paid to Ms. Tan in 2011 under “All Other Compensation”.

All amounts in the table above are estimated based on an assumed triggering date of December 31, 2011 and the closing sales price of our common stock on the Nasdaq Global Market on December 30, 2011 of $23.73, which was the last trading day of the year. In addition, the MSU calculation is based on the performance of Align stock relative to the Nasdaq Composite index assuming the performance period ended December 31, 2011.

Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive’s employment is terminated without cause or if the executive resigns for good reason, such executive will:

(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if the executive had performed 12 additional months of service;

(2) in the case of MSUs, the performance period shall be deemed to end upon the NEO’s employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the Nasdaq Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)	if Align under-performs the Nasdaq Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance); and

(ii)	if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance).

The executive will then vest in that number of market stock units equal to A/36*X*Y. With (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. From the beginning of the performance period in February 2011 until the assumed December 31, 2011 termination date, Align had outperformed the Nasdaq Composite Index by 5% which resulted in a Performance Multiplier of 110% in the calculations set forth in the above table. As a result, by way of example, Mr. Arola’s MSU calculation was as follows: 10.36/36*12,000*110%=3,799 shares;

(3)	such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.

Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.

(4) In the case of Mr. Mack only, in connection with the acquisition of Cadent, Align agreed to provide Mr. Mack with a retention bonus equal to $245,000, with 50% of such retention bonus (or $122,500) becoming earned and payable on the twelve month anniversary of the closing date (April 29, 2012), and the remaining 50% (or $122,500) becoming earned and payable on the eighteen month anniversary of the closing date (October 29, 2012), subject to Mr. Mack’s continued employment with the Company through each such date. If, however, Mr. Mack’s employment is terminated without cause or if Mr. Mack resigns for good reason, and in either event such termination occurs prior to the eighteen month anniversary of the Closing date, Mr. Mack is entitled to receive the amount equal to any unpaid retention bonus.

Change of Control Only. Each employment agreement with our named executive officers (other than the CEO) provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he or she had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•

the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the Nasdaq Composite index for the purpose of calculating the amount that Align has over or underperformed the Nasdaq Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.

On the date of the change of control, the executive will vest in that number of MSUs equal to A/36*X*Y. With (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.

If the change of control occurs prior to the February 18, 2013, the MUSs that did not vest pursuant to the paragraph immediately above will vest in equal installments on February 18, 2013 and February 18, 2014, respectively. If the change of control occurs following the February 18, 2013 but prior to February 18, 2014, any remaining unvested MSUs will vest on February 18, 2014.

A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our named executive officers (other than the CEO) provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:

(1)	immediately vest in all outstanding equity awards; and

(2)	be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.

(3) In the case of Mr. Mack only, in connection with the acquisition of Cadent, Align agreed to provide Mr. Mack with a retention bonus equal to $245,000, with 50% of such retention bonus (or $122,500) becoming earned and payable on the twelve month anniversary of the closing date (April 29, 2012), and the remaining 50% (or $122,500) becoming earned and payable on the eighteen month anniversary of the closing date (October 29,

2012), subject to Mr. Mack’s continued employment with the Company through each such date. If, however, Mr. Mack’s employment is terminated without cause or if Mr. Mack resigns for good reason, and in either event such termination occurs prior to the eighteen month anniversary of the Closing date, Mr. Mack is entitled to receive the amount equal to any unpaid retention bonus.

Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.

Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Chief Executive Officer

Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005. Mr. Prescott’s employment agreement was further amended and restated in March 2007 to include new language intended to avoid the imposition of taxes pursuant to Section 409A of the Internal Revenue Code on certain payments to Mr. Prescott. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2011 and the closing sales price of our common stock on the Nasdaq Global Market on December 30, 2011of $23.73, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Thomas M. Prescott	Severance Payment	$2,587,500	$2,587,500
	Equity
	Stock Options	$0	$1,415,883	$1,415,883
	Restricted Stock Units	$0	$2,894,450	$2,894,450
	Market Stock Units	$0	$1,174,388	$1,174,388
	Health and Welfare Benefits	$48,108	$48,108
	Total	$2,635,608	$8,120,329	$5,484,721

Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. In the event Mr. Prescott is terminated without cause or resigns for good reason, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

Change of Control Only. In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards.

Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. If within 12 months of a change of control either Mr. Prescott’s employment is terminated without cause or Mr. Prescott resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Employment Agreement Definitions

Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•

misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.

Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•

the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.

Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•

a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•

in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements

In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS

Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 28, 2012 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 46 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, restricted stock units and market stock units that will vest on or before May 27, 2012. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 27, 2012 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 27, 2012.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 79,796,156 shares of our common stock outstanding as of March 28, 2012. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 27, 2012 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Danaher Corporation (2)	8,437,132		8,437,132	10.6%
Gordon Gund, family members and affiliated entities (3)	7,957,150		7,957,150	10.0%
Kornitzer Capital Management, Inc. (4)	6,745,042		6,745,042	8.5%
BlackRock, Inc. (6)	5,671,871		5,671,871	7.1%
Bank of New York Mellon Corporation (5)	4,486,452		4,486,452	5.7%
Thomas M. Prescott	233,326	761,218	994,544	1.3%
Kenneth B. Arola	16,641	219,343	235,984	*
Timothy A. Mack	1,318	30,000	31,318	*
Len M. Hedge	40,210	401,784	441,994	*
Dana C. Cambra	0	18,719	18,719	*
Sheila S. Tan	0	0		*
David Collins	42,500	33,000	75,500	*
Joseph Lacob (7)	1,189,867	51,000	1,240,867	1.6%
C. Raymond Larkin, Jr.	39,660	173,000	212,660	*
George J. Morrow	17,000	128,000	145,000	*
David C. Nagel	3,000	43,000	46,000	*
Greg J. Santora	12,000	152,000	164,000	*
Warren S. Thaler	144,784	118,000	262,784	*
All current executive officers and directors as a group (16 persons)	1,848,014	2,791,254	4,639,268	5.8%

*	Less than 1%

(1)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 27, 2012. This column includes the full amount of restricted stock units that will vest on or before May 27, 2012, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.
(2)

Based on a filing with the Securities and Exchange Commission on Schedule 13D/A on February 22, 2011. The principal office of Danaher is located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

(3)	Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. box 449, Princeton, New Jersey 08542.
(4)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 20, 2012, indicating beneficial ownership as of December 31, 2011. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(5)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, on January 27, 2012, indicating beneficial ownership as of December 31, 2011. Includes shares held by direct and indirect subsidiaries. The mailing address for The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(6)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 20, 2012, indicating beneficial ownership as of December 31, 2011. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)	Includes 1,041,130 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children’s Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2011, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, approval or ratification of transactions with related persons

Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•

you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee. The Company did not participate in any related party transactions in 2011.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF

ALIGN TECHNOLOGY, INC.

Dated: April 18, 2012

APPENDIX A

Reconciliation Non-GAAP to GAAP pages 26 and 28 of the Proxy Statement

Reconciliation of GAAP to Non-GAAP Profit from Operations

(in thousands)

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
GAAP Profit (loss) from Operations	$90,360	$102,734	$(34,012)
Teen deferred revenue release (1)	—	(14,298)	—
Ormco royalties (2)	—	827	6,165
Insurance settlement (3)	—	(8,666)	—
Litigation settlement (4)	—	4,549	69,673
Restructuring (7)	—	—	1,319
Acquisition and integration costs (5)	10,030	—	—
Amortization of acquired intangible assets (6)	3,178	—	—
Severance and benefit costs (7)	1,082	—	—

Non-GAAP Profit from Operations	$104,650	$85,146	$43,145

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
GAAP Net profit (loss)	$66,716	$74,253	$(31,269)
Teen deferred revenue release (1)	—	(14,298)	—
Ormco royalties (2)	—	827	6,165
Insurance settlement (3)	—	(8,666)	—
Litigation settlement (4)	—	4,549	69,673
Restructuring (7)	—	—	1,319
Acquisition and integration costs (5)	10,030	—	—
Amortization of acquired intangible assets (6)	3,178	—	—
Severance and benefit cost (7)	1,082	—	—
Tax effect on non-GAAP adjustments (8)	(2,862)	5,631	(16,818)

Non-GAAP Net profit	$78,144	$62,296	$29,070

GAAP net profit per diluted share	$0.83	$0.95	$(0.45)

Non-GAAP net profit per diluted share	$0.97	$0.80	$0.41

Shares used in computing diluted GAAP net profit/loss per share	80,294	78,080	69,094

Shares used in computing diluted non-GAAP net profit per share	80,294	78,080	70,602

(1)	Teen deferred revenue release. In the second quarter of 2010, we released $14.3 million of previously deferred revenue for Invisalign Teen replacement aligners. We excluded this non-recurring benefit as it is not indicative of future operating results.

(2)	Ormco Royalties. In 2010 and 2009, we amortized royalty costs based on the litigation settlement agreement with Ormco. We excluded these costs as it is not indicative of future operating results.

(3)

Insurance Settlement. In June 2010, we received an $8.7 million insurance settlement over a disputed coverage under our general liability umbrella that was not previously reimbursed by our insurer related to litigation with OrthoClear, Inc. We have excluded this non-recurring benefit as it is not indicative of future operating results.

(4)	Litigation settlement. In 2010, we recorded a litigation settlement charge of $4.5 million to resolve the Leiszler class action suit. In 2009, we recorded a litigation settlement charge of $69.7 million to resolve the Ormco litigation. We have excluded these charges as it is not indicative of future operating results.

(5)	Acquisition costs and integration related. We have incurred acquisition-related and other expenses which include legal, banker, accounting and other advisory fees of third parties, retention bonuses, integration and professional fees. We do not engage in acquisitions in the ordinary course of business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results. We believe that eliminating these expenses from our non-GAAP measures is useful because we generally would not have otherwise incurred such expenses in the periods presented as part of our continuing operations.

(6)	Amortization of acquired intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges for our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(7)	Severance and benefits costs. We have engaged in various restructuring and exit activities in 2011 and 2009 that have resulted in costs associated with severance and benefits. Such activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring and/or exit activities in the ordinary course of business. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

(8)	Tax effect on the above items. This amount adjusts the provision for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net profit.

APPENDIX A (continued)

Reconciliation of Adjusted Non-GAAP Profit from Operations used for Company Multiplier on page 37 of the Proxy Statement

(in thousands)

GAAP Profit from Operations	$90,360
Stock-based compensation	19,165
Acquisition and integration costs	10,030
Amortization of acquired intangible assets	3,178
Severance and benefit costs	1,082
Joint Development Agreement with Cadent	2,000

Adjusted Non-GAAP Profit from Operations for Company Multiplier	$125,815

ALIGN TECHNOLOGY

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

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Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2012.

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote <u>FOR</u> all nominees listed in Proposal 1 and <u>FOR</u> Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - David E. Collins	☐	☐	02 - Joseph Lacob	☐	☐	03 - C. Raymond Larkin, Jr.	☐	☐
04 - George J. Morrow	☐	☐	05 - Dr. David C. Nagel	☐	☐	06 - Thomas M. Prescott	☐	☐
07 - Greg J. Santora	☐	☐	08 - Warren S. Thaler	☐	☐			

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IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 p.m submitted .., Eastern by Time, the on Internet May 22, or telephone 2012. must be received by Vote by Internet Log on to the Internet and go to www.investorvote.com/algn Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: 01 - David E. Collins 04 - George J. Morrow 07 - Greg J. Santora For Withhold 02 - Joseph Lacob 05 - Dr. David C. Nagel 08 - Warren S. Thaler For Withhold 03 - C. Raymond Larkin, Jr. 06 - Thomas M. Prescott For Withhold RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2012. For Against Abstain 3. ADVISORY EXECUTIVE VOTE OFFICER TO APPROVE COMPENSATION NAMED. For Against Abstain B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 3 5 6 5 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Align Technology, Inc. 2012 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALIGN TECHNOLOGY, INC. The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2012 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Kenneth B. Arola or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 23, 2012 at 10:00 am Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present. This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE